FOR IMMEDIATE RELEASE

                                   [IAC LOGO]


                    IAC COMPLETES ACQUISITION OF LENDINGTREE

NEW YORK, NY - AUGUST 8, 2003 - IAC/InterActiveCorp (Nasdaq: IACI) today announced the successful completion of its acquisition of LendingTree, Inc. through the merger of a subsidiary of IAC with and into LendingTree. LendingTree, the leading online lending and real estate exchange, will continue operations as an operating business of IAC. This acquisition became effective as of the close of market today.

 As a result of the acquisition, LendingTree shareholders will receive 0.6199 of a share of IAC common stock for each share of LendingTree common stock they owned and options to purchase LendingTree common stock were converted into options to purchase shares of IAC common stock. Holders of LendingTree preferred stock will receive shares of common stock of IAC on an as-converted basis in exchange for their preferred shares. In this transaction, IAC will issue to LendingTree shareholders approximately 18.8 basic shares and 21.1 shares on a fully diluted, treasury method basis.

Shares of LendingTree common stock, which prior to the merger traded on the Nasdaq National Market under the symbol "TREE," were delisted from trading as of the close of the market on Friday, August 8, 2003.

ABOUT LENDINGTREE, INC.
_______________________
Founded in 1996, LendingTree is the leading online lending Exchange that connects consumers, Lenders, REALTORS(R), and related service providers. The LendingTree Exchange is made up of more than 200 banks, lenders, and brokers (Lenders) and has facilitated more than $55 billion in closed loans since inception. More than 10 million consumers have accessed the LendingTree Exchange through the Company's site at www.lendingtree.com and through online and offline partners. Loans available via the LendingTree Exchange include home mortgage, home equity, automobile, personal, debt consolidation, and credit cards. LendingTree is the No. 1 brand in the online lending market for consumers, with 67 percent national awareness. The LendingTree Lend-X technology has been cited as 'the platform of choice'(a) for online lending and has been adopted by industry leaders to power their online lending initiatives. The LendingTree Realty Services offering connects consumers to a nationwide network of approximately 9,000 REALTORS(R). LendingTree's services and products are specifically designed to empower consumers, Lenders, and related service providers throughout the lending process, delivering convenience, choice, and excellent value.



(a) Resuscitating Mortgage Lending. Forrester Research, March 2001

REALTOR(R) -- A registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS(R) and subscribes to its strict Code of Ethics.


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ABOUT IAC/INTERACTIVECORP
_________________________
IAC/InterActiveCorp (Nasdaq: IACI), formerly USA Interactive, is comprised of the following operating businesses: Expedia, Inc., which oversees Interval International and TV Travel Shop; Hotels.com; HSN; Ticketmaster, which oversees Evite and ReserveAmerica; Match.com, which oversees uDate.com; Entertainment Publications; Citysearch; Precision Response Corporation; and LendingTree. The goal of IAC is to be the world's largest and most profitable interactive commerce company by pursuing a multi-brand strategy.

CONTACTS:
_________
Deborah Roth, IAC Corporate Communications, 212/314-7254
Roger Clark/Lauren Rosenfield, IAC Investor Relations, 212/314-7400 Mindy Neubauer, LendingTree Corporate Communications, 704/944-8541